Exhibit 99.2

Investor Update - April 22, 2021

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations such as capacity, total revenue and certain liquidity metrics. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2020. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

This investor update provides information about recent developments and performance trends for Alaska Air Group (Air Group) and subsidiaries Alaska Airlines (Alaska) and Horizon Air (Horizon).
Q2 INFORMATION
FINANCIAL AND OPERATING METRICS EXPECTATIONS
The public health and economic crises resulting from the outbreak of COVID-19 have dramatically impacted demand for air travel and driven significant change to our business operation and performance. From the beginning of these crises, the recovery path has been volatile and difficult to predict. If circumstances no longer support the plans we have established, our expectation for these metrics could change.
The following provides our expectations for the second quarter:

Q2 Expectations(a)
Capacity (ASMs) % change versus 2019(a)(b)	Down ~20%
Revenue passengers % change versus 2019(a)	Down ~28% to 33%
Passenger load factor	~70% to 75%
Total revenue % change versus 2019(a)	Down ~ 32% to 37%
Cost per ASM excluding fuel and special items % (CASMex) change versus 2019(a)	Up ~ 15% to 17%
Cash flow from operations(c)	~$450 million to $550 million
(a) - Due to the unusual nature of 2020, all comparisons are versus the second quarter of 2019.
(b) - Capacity guidance excludes the impacts of close-in cancels that could occur as we monitor demand throughout the period.
(c) - Metric represents our GAAP cash flow from operations expectations, inclusive of expected PSP funding.

FULL YEAR 2021 INFORMATION
CAPITAL EXPENDITURES FORECAST
We expect capital expenditures will be approximately $150 million to $200 million in 2021. This is primarily for non-aircraft capital spend, as our 2021 aircraft deliveries will be funded with existing deposits on hand with Boeing.